Exhibit 99.1

Press Release

August 6, 2014	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.643.2278

Rexnord Corporation First Quarter Fiscal 2015 Results
Call scheduled for Wednesday, August 6, 2014 at 5:00 p.m. Eastern Time

MILWAUKEE, WI - August 6, 2014 NYSE:RXN
First Quarter Highlights

•	Net sales were $510 million

•	Income from operations was $58 million or 11% of net sales

•	Adjusted EBITDA was $93 million or 18% of net sales

•	Diluted earnings per share was $0.11, including a $10 million non-cash, non-recurring tax restructuring charge

•	Excluding Mill Products (1), net sales increased 2% year over year (-1% core sales, +3% acquisitions). Mill Products' contribution to earnings per share in the quarter was immaterial

•	Adjusted earnings per share, excluding Mill Products, increased 18% from the prior year to $0.26

•	Total liquidity was $646 million ($311 million of cash plus $335 million of available borrowings)

•	Completed acquisition of Green Turtle Technologies, expanding our Water Management platform product offering
Todd A. Adams, President and Chief Executive Officer, commented, “Results were in line with our expectations for the first quarter, as we continued to focus on creating value in a generally stable market environment. We are pleased with our recent acquisitions that contributed 3 points of growth this quarter, and our acquisition pipeline continues to be quite active. Looking forward to the second quarter, we expect our core growth to accelerate to 4% - 6% as both platforms benefit from our progress on strategic growth initiatives and, in aggregate, relatively stable to improving end-markets."

"In our Process & Motion Control platform (“PMC”), demand trends remained generally stable across most of our end markets. Positively, we believe we are now past the inflection point in our bulk material handling end markets, and we expect our growth rates to improve going forward. We continue to leverage the Rexnord Business System to drive margin expansion across the platform, enabling us to continue to invest in our growth strategies and deliver 100 basis points of year-over-year expansion in our adjusted EBITDA margin in the quarter."

"In Water Management, we delivered the strong sequential improvement in profit margins outlined last quarter and remain confident that our adjusted EBITDA margin can expand by at least 200 basis points in fiscal 2015. Our core growth rate was moderated temporarily by strong water infrastructure project shipments in the prior year quarter, but core growth rates for our products that serve non-residential construction markets remained robust, our order backlog has increased, and overall demand fundamentals remain favorable. Green Turtle adds incremental growth potential, as we leverage its leading product technology across our broader distribution footprint in recovering non-residential construction markets."

(1) Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and, therefore, have excluded from our financial guidance.

Second Quarter and Fiscal 2015 Outlook and Guidance
Adams continued, “We expect second quarter 2015 net sales to be $540 - $550 million. From an earnings perspective, we anticipate adjusted earnings per share will be in the range of $0.38 - $0.41. For the 2015 fiscal year, we are affirming our previously issued guidance for +3% to +5% core growth and for adjusted earnings per share in the range of $1.60-1.70. Our second quarter and fiscal year 2015 guidance continues to exclude Mill Products.”

First Quarter Fiscal 2015 Segment Highlights
Process & Motion Control
PMC net sales decreased 3% year-over-year to $305 million in the first quarter of fiscal 2015. Excluding the $8.5 million year-over-year decline related to Mill Products, PMC net sales decreased 1% as a 3% increase in net sales from acquisitions was offset by a 4% decline in core net sales due to the expected decline in sales to our bulk material handling end-markets driven by the lower backlog going into fiscal 2015.
Income from operations (GAAP) for the first quarter of fiscal 2015 was $48.3 million. Operating income margin was 15.9% and declined by 40 basis points year-over-year as lower Mill Products volume, incremental restructuring charges, and acquisition-related inventory fair value adjustments combined to create a 140 basis point drag and offset the 100 basis point increase in our margin from core operational improvements.

Adjusted EBITDA, excluding Mill Products, in the first quarter was $70 million. Adjusted EBITDA as a percentage of net sales increased 100 basis points year-over-year to 23.4% as a result of our continuous operating improvement initiatives.

Water Management

Water Management net sales increased 6% from the prior year to $205 million in the first quarter of fiscal 2015, reflecting core growth of +4% and a +2% impact from acquisitions.
Income from operations (GAAP) was $18.5 million. Operating income margin was 9.0%, down 60 basis points year-over-year and reflecting incremental restructuring charges, acquisition-related inventory fair value adjustments, and less favorable sales mix in our water infrastructure shipments.

Adjusted EBITDA in the first quarter was $30 million, representing a 360 basis point sequential increase to 14.7% of net sales and reflecting improved operating performance driven by productivity gains, cost reduction, and efficiencies delivered by the Rexnord Business System.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions, divestitures (including our non-core product line, Mill Products) and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income (or income from operations for our segments), adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details
Rexnord will hold a conference call on Wednesday, August 6, 2014 at 5:00 p.m. Eastern Time to discuss its fiscal 2015 first quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 866-436-9172
International toll #: 630-691-2760
Access Code: 37748142
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 8:00 p.m. Eastern Time, August 6, 2014 until 11:30 p.m. Eastern Time, August 20, 2014. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3774 8142#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2014 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	First Quarter Ended
	June 30, 2014	June 29, 2013
Net sales	$509.8	$508.7
Cost of sales	330.5	326.8
Gross profit	179.3	181.9
Selling, general and administrative expenses	104.8	106.6
Restructuring and other similar charges	3.4	1.8
Amortization of intangible assets	13.5	12.5
Income from operations	57.6	61.0
Non-operating expense:
Interest expense, net	(22.5)	(35.0)
Loss on the extinguishment of debt	—	(4.0)
Other expense, net	(1.3)	(6.2)
Income from operations before income taxes	33.8	15.8
Provision for income taxes	21.8	2.2
Net income	$12.0	$13.6
Non-controlling interest loss	(0.1)	(0.2)
Net income attributable to Rexnord	$12.1	$13.8

Net income per share:
Basic	$0.12	$0.14
Diluted	$0.11	$0.14
Net income per share attributable to Rexnord:
Basic	$0.12	$0.14
Diluted	$0.12	$0.14
Weighted-average number of shares outstanding (in thousands):
Basic	101,235	97,237
Effect of dilutive stock options	3,294	3,192
Diluted	104,529	100,429

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
First quarter
(in Millions, except share and per share amounts) (Unaudited)

	First Quarter Ended
Adjusted EBITDA	June 30, 2014	June 29, 2013
Net income	$12.0	$13.6
Interest expense, net	22.5	35.0
Income tax provision	21.8	2.2
Depreciation and amortization	28.6	27.5
EBITDA	$84.9	$78.3

Adjustments to EBITDA
Restructuring and other similar charges	3.4	1.8
Loss on the extinguishment of debt	—	4.0
Stock-based compensation expense	1.6	1.5
Last-in first-out inventory adjustments	0.2	1.0
Impact of inventory fair value adjustment	1.4	—
Other expense, net (1)	1.3	6.2
Subtotal of adjustments to EBITDA	7.9	14.5
Adjusted EBITDA	$92.8	$92.8

	First Quarter Ended
Adjusted Net Income and Earnings Per Share	June 30, 2014	June 29, 2013
Net income	$12.0	$13.6
Restructuring and other similar charges	3.4	1.8
Loss on the extinguishment of debt	—	4.0
Stock-based compensation expense	1.6	1.5
Last-in first-out inventory adjustments	0.2	1.0
Impact of inventory fair value adjustment	1.4	—
Other expense, net (1)	1.3	6.2
Tax effect on above items	(2.5)	(4.0)
Tax restructuring (2)	10.1	—
Adjusted net income	$27.5	$24.1
Less: Net income attributable to Mill Products (3)	0.4	2.0
Adjusted net income excluding Mill Products	$27.1	$22.1

Weighted-average number of shares outstanding (in thousands)
Basic	101,235	97,237
Effect of dilutive stock options	3,294	3,192
Diluted	104,529	100,429

Adjusted earnings per share - diluted	$0.26	$0.22
Net income per share - diluted (in accordance with GAAP)	$0.11	$0.14

(1)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the first quarter ended June 30, 2014 for further information.

(2)	The first quarter of fiscal 2015 includes a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

(3)	Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and have excluded from our financial guidance.

	First Quarter Ended
	June 30, 2014		June 29, 2013
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Process & Motion Control	Water Management
Income from operations	$48.3	$18.5	$51.3	$18.7
Operating margin	15.9%	9.0%	16.3%	9.6%

Depreciation and amortization	19.0	9.6	18.3	9.2
Restructuring and other similar charges	1.9	1.5	0.6	0.8
Stock-based compensation expense	0.4	0.2	0.1	0.3
Last-in first-out inventory adjustments	0.4	(0.2)	0.5	0.5
Impact of inventory fair value adjustments	0.8	0.6	—	—
Adjusted EBITDA	$70.8	$30.2	$70.8	$29.5
Less: Adjusted EBITDA attributable to Mill Products (1)	1.1	—	3.6	—
Adjusted EBITDA excluding Mill Products	$69.7	$30.2	$67.2	$29.5
Adjusted EBITDA margin	23.4%	14.7%	22.4%	15.2%

(1)	Mill Products represents our non-core ring gear and pinion product line, for which we are exploring strategic alternatives and have excluded from our financial guidance.

	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	September 30, 2014	March 31, 2015
Net income per diluted share (1)	$0.35 to $0.38	$1.40 to $1.50
Stock option expense	0.02	0.09
Last-in first-out inventory adjustments	0.01	0.05
Inventory fair value adjustments	0.01	0.01
Tax impact on adjustments	(0.01)	(0.05)
Tax restructuring (2)	—	0.10
Adjusted net income per diluted share	$0.38 to $0.41	$1.60 to $1.70

(1)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishments, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known.

(2)	The first quarter of fiscal 2015 included a non-recurring, non-cash tax expense related to a change in the U.S. income tax entity classification of a foreign subsidiary.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	First Quarter Ended
	June 30, 2014	June 29, 2013
Net income attributable to Rexnord	$12.1	$13.8
Other comprehensive loss:
Foreign currency translation adjustments	(1.7)	(2.5)
Unrealized loss on interest rate derivatives, net of tax	(3.7)	—
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(0.3)
Other comprehensive loss, net of tax	(5.7)	(2.8)
Non-controlling interest loss	(0.1)	(0.2)
Total comprehensive income	$6.3	$10.8

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	June 30, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$311.3	$339.0
Receivables, net	339.3	368.3
Inventories, net	380.6	359.7
Other current assets	52.2	53.8
Total current assets	1,083.4	1,120.8
Property, plant and equipment, net	435.0	440.9
Intangible assets, net	589.5	592.6
Goodwill	1,168.6	1,150.7
Insurance for asbestos claims	36.0	36.0
Other assets	41.9	42.5
Total assets	$3,354.4	$3,383.5
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$33.4	$29.0
Trade payables	198.6	241.1
Compensation and benefits	52.1	61.4
Current portion of pension and postretirement benefit obligations	5.1	5.8
Other current liabilities	106.2	112.2
Total current liabilities	395.4	449.5

Long-term debt	1,938.9	1,943.0
Pension and postretirement benefit obligations	145.7	147.7
Deferred income taxes	219.7	207.1
Liability for asbestos claims	36.0	36.0
Other liabilities	46.7	38.1
Total liabilities	2,782.4	2,821.4

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 102,214,378 at June 30, 2014 and 102,055,058 at March 31, 2014	1.0	1.0
Additional paid-in capital	876.3	872.7
Retained deficit	(269.2)	(281.3)
Accumulated other comprehensive loss	(29.5)	(23.8)
Treasury stock at cost; 900,904 shares at June 30, 2014 and March 31, 2014	(6.3)	(6.3)
Total Rexnord stockholders' equity	572.3	562.3
Non-controlling interest	(0.3)	(0.2)
Total stockholders' equity	572.0	562.1
Total liabilities and stockholders' equity	$3,354.4	$3,383.5

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	June 30, 2014	June 29, 2013
Operating activities
Net income	$12.0	$13.6
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation	15.1	15.0
Amortization of intangible assets	13.5	12.5
Amortization of deferred financing costs	0.4	1.0
Loss on dispositions of property, plant and equipment	—	0.4
Deferred income taxes	14.4	0.8
Other non-cash (credits) charges	(0.1)	1.4
Loss on debt extinguishment	—	4.0
Stock-based compensation expense	1.6	1.5
Changes in operating assets and liabilities:
Receivables	19.8	(2.8)
Inventories	(19.3)	(12.8)
Other assets	1.5	(2.7)
Accounts payable	(43.2)	(5.8)
Accruals and other	(9.3)	(53.4)
Cash provided by (used for) operating activities	6.4	(27.3)

Investing activities
Expenditures for property, plant and equipment	(8.7)	(7.8)
Acquisitions, net of cash	(27.7)	(4.4)
Cash used for investing activities	(36.4)	(12.2)

Financing activities
Repayments of long-term debt	(4.9)	(1.9)
Proceeds from borrowings of short-term debt	4.6	5.3
Repayments of short-term debt	(0.1)	(150.6)
Payment of deferred financing fees	—	(1.1)
Proceeds from exercise of stock options	0.4	0.3
Third party investment in non-controlling interest	—	0.4
Excess tax benefit on exercise of stock options	1.6	0.5
Cash provided by (used for) financing activities	1.6	(147.1)
Effect of exchange rate changes on cash and cash equivalents	0.7	(2.6)
Decrease in cash and cash equivalents	(27.7)	(189.2)
Cash and cash equivalents at beginning of period	339.0	524.1
Cash and cash equivalents at end of period	$311.3	$334.9

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$304.6				$304.6
Water Management	205.2				205.2
Corporate	—				—
Total	$509.8				$509.8

Adjusted EBITDA
Process & Motion Control	$70.8				$70.8
Water Management	30.2				30.2
Corporate	(8.2)				(8.2)
Total	$92.8				$92.8

Adjusted EBITDA %
Process & Motion Control	23.2%				23.2%
Water Management	14.7%				14.7%
Total (including Corporate)	18.2%				18.2%

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$314.6	$311.8	$300.8	$358.7	$1,285.9
Water Management	194.1	202.7	188.3	211.0	796.1
Corporate	—	—	—	—	—
Total	$508.7	$514.5	$489.1	$569.7	$2,082.0

Adjusted EBITDA
Process & Motion Control	$70.8	$77.6	$76.2	$104.8	$329.4
Water Management	29.5	32.1	28.2	23.5	113.3
Corporate	(7.5)	(7.0)	(6.4)	(8.8)	(29.7)
Total	$92.8	$102.7	$98.0	$119.5	$413.0

Adjusted EBITDA %
Process & Motion Control	22.5%	24.9%	25.3%	29.2%	25.6%
Water Management	15.2%	15.8%	15.0%	11.1%	14.2%
Total (including Corporate)	18.2%	20.0%	20.0%	21.0%	19.8%